                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-883 of Sigma Designs, Inc. on Form S-3 of our report dated March 1, 1996 (April 22, 1996 as to Note 14) on the consolidated financial statements and the related financial statement schedule of Sigma Designs, Inc. and our report dated April 12, 1996 on the financial statements of Active Design Corporation, appearing in the Annual Report on Form 10-K of Sigma Designs, Inc. for the fiscal year ended January 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

San Jose, California

April 29, 1996